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EXH 15




KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, Georgia 30308

The Board of Directors
AFLAC Incorporated
Columbus, Georgia

Re:  Registration Statement Form S-3

          With respect to the subject registration statement dated January 6, 1999, we acknowledge our awareness of the use therein of our reports dated May 4, 1998, July 27, 1998 and October 26, 1998 related to our reviews of interim financial information.

          Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                        KPMG LLP





Atlanta, Georgia
January 6, 1999